EXHIBIT 99

                                 PRESS RELEASE

EXHIBIT 99

Xpention Genetics Extends Research Agreement with The University of Texas Health Science Center at San Antonio

CONIFER, CO-- February 16, 2007 -- Xpention Genetics, Inc. (OTC BB:XPNG.OB) has extended the Research Agreement with The University of Texas Health Science Center at San Antonio (UTHSCSA) through May 31, 2007. The extension will permit completion of the research activities for the project entitled "Development of the p65 Immunological Test" as well as permit the continued collaboration with Dr. Margaret Hanausek, one of the co-inventors of the p65 technology. As part of the extension, Dr. Hanausek will be able to work on additional research projects involving further development of the p65 technology for both canines and humans. P65 is a promising marker for the early detection of malignant tumor formation and a useful tool for monitoring therapy and remission. Levels of p65 also appear to have a direct correlation to tumor size. The cancer test under development will use p65 technology licensed by Xpention Inc., a wholly-owned subsidiary of the Company, from The University of Texas MD Anderson Cancer Center.


The Company has recently received preliminary results from the research agreement. This data will be submitted to a panel of scientists for evaluation. Upon receipt of the final report from UTHSCSA as well as the findings from the peer review group, the Company will announce the results.


ABOUT XPENTION GENETICS, INC.:


Xpention Genetics, Inc. is a biotechnology company that was formed to develop both immunological and molecular tests for cancer detection in animals and humans as well as therapeutic vaccines and other treatment methods. Xpention, Inc., a wholly-owned subsidiary of Xpention Genetics, Inc. and The University of Texas MD Anderson Cancer Center signed a Patent and Technology License Agreement granting Xpention the exclusive rights to patented technology for the detection of cancer based on a tumor marker known as p65, which has been demonstrated to have elevated levels in the blood of canine and human cancer conditions.





"Safe Harbor" Statement: Certain statements in this release are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the Company's ability to meet the terms and conditions required to obtain its project financing, risks and delays associated with product development, risk of market acceptance of new products, risk of technology or product obsolescence, competitive risks, reliance on development partners and the need for additional capital.

Contact:
Aaron Lamkin
The Regency Group
303-771-7300


Source: Xpention Genetics, Inc